Exhibit 99.1

MEDIA CONTACT:
Beth Drummey
Marketing & Corporate Communications Manager
Bank of Marin
415-763-4529 | bethdrummey@bankofmarin.com
Bank of Marin Bancorp to Webcast Q2 Earnings Monday, July 20 at 8:30 a.m. PT

NOVATO, CA - (July 2, 2020) - Bank of Marin Bancorp (Nasdaq: BMRC) will present its second quarter earnings call via webcast on Monday, July 20, 2020 at 8:30 a.m. PT/11:30 a.m. ET.

All interested parties are invited to listen to President and Chief Executive Officer, Russell A. Colombo, Executive Vice President and Chief Operating Officer, Tim Myers, and Executive Vice President and Chief Financial Officer, Tani Girton, who will discuss the highlights of the Company's fiscal second quarter, which ended June 30, 2020.

Investors will have the opportunity to listen to the webcast online through Bank of Marin’s website at https://www.bankofmarin.com under “Investor Relations.” To listen to the webcast live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp
Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in the San Francisco Bay Area, with assets of $2.7 billion, Bank of Marin has 22 branches, 5 commercial banking offices and 1 loan production office located across 8 Bay Area counties. Bank of Marin provides commercial banking, personal banking, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com.